Exhibit 99.1

Box Announces Appointment of Amit Walia, CEO of Informatica, to Its Board of Directors

Redwood City, CA – August 18, 2022 – Box, Inc. (NYSE:BOX) today announced the appointment of Amit Walia to its Board of Directors, effective immediately. Walia brings more than 25 years of deep industry expertise, including his operating roles as CEO of Informatica and President of Products and Marketing at Informatica, as well as leadership roles at Symantec Corporation, Intuit Inc., and McKinsey & Company.

“Amit’s deep technology experience and extensive expertise leading operations, product, and marketing teams at global technology enterprises in areas of cloud data management, data governance and cybersecurity will be a valuable addition to our Board of Directors,” said Bethany Mayer, Chair of the Box Board. “We’re excited by the collective expertise the board brings to Box as we transform businesses with our Content Cloud platform strategy and continue to position the company for long-term growth and profitability.”

“We believe Amit’s strong experience successfully scaling and driving record growth at enterprise leaders like Informatica, Intuit and Symantec will be extremely valuable as more customers are turning to the Box Content Cloud to deliver secure content management and collaboration built for the new way of working,” said Aaron Levie, co-founder and CEO of Box. “We look forward to Amit’s insights and contributions as we continue to build on our market leadership.”

“Box has built the industry leading Content Cloud and as the future of work continues to evolve, they have an incredible opportunity to reshape how businesses of all sizes operate,” said Amit Walia. “I’m thrilled to bring my experience managing global technology companies and working with leaders to drive growth and consistently deliver value for customers to the exceptional team at Box.”

Background on Amit Walia

Mr. Walia has served as Chief Executive Officer and a member of the board of directors of Informatica Inc. (NYSE: INFA), an enterprise cloud data management company, since January 2020. Previously, Mr. Walia served in various roles at Informatica from October 2013 to January 2020, including most recently as President, Products and Marketing, where he was responsible for Informatica’s product and market strategy, product management, product development, user experience, cloud operations, strategic ecosystems strategy, partnerships with strategic ecosystems, and global marketing function.

Prior to Informatica, Mr. Walia worked in leadership positions across a variety of functions at Symantec Corporation, a cybersecurity company, Intuit Inc., a business and financial management solutions company, and McKinsey & Company, a management consulting company. He spent the earlier part of his career working for Tata Group, a multinational conglomerate, and Infosys Technologies Ltd, a digital services and consulting company, in India.

Mr. Walia holds a B.Tech. from the Indian Institute of Technology, Varanasi, India, and an M.B.A. from the Kellogg School of Management, Northwestern University.

About Box

Box (NYSE:BOX) is the leading Content Cloud, a single platform that empowers organizations to manage the entire content lifecycle, work securely from anywhere, and integrate across best-of-breed apps. Founded in 2005, Box simplifies work for leading global organizations, including AstraZeneca, JLL, Morgan Stanley, and Nationwide. Box is headquartered in Redwood City, CA, with offices across the United States, Europe, and Asia. Visit box.com to learn more. And visit box.org to learn more about how Box empowers nonprofits to fulfill their missions.

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